Exhibit 10.20

The Tomorrow Companies Inc. OFFER LETTER

April 20, 2021

Stephen Gregorio

11 Donald Road

Burlington, MA 01803

Dear Stephen,

Welcome to Tomorrow.io! It is my pleasure to offer you full-time employment with The Tomorrow Companies Inc, a Delaware corporation (“Tomorrow.io” or the “Company”). The following sets forth the terms and conditions of our offer (this “Agreement”).

1.

Position. Your position at the Company will be CFO. You shall report to and be under the direction and control of Shimon Elkabetz, CEO, and shall have such responsibilities, duties and powers as may from time to time be prescribed by your supervisor and/or the Company. The Company may modify your duties from time to time in accordance with the Company’s requirements. You are required to abide by all of the policies and procedures as set forth by the Company. Moreover, during your employment with Tomorrow.io, you will be expected to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

2.

Full-Time Attention. This is an offer for full time employment and, if accepted, you shall devote your best professional efforts, skills and energies and your full business time and attention to the performance of your duties and responsibilities under this Agreement. Except for discrete de minimis tasks associated with advising small start-up companies and serving on boards of directors, you shall devote one hundred percent (100%) of your business time, but not less than forty (40) hours per week, to your duties under this Agreement. You hereby confirm, as a condition to accepting and entering into this Agreement, that you are under no contractual or other legal obligations that would prohibit or restrict you from fully entering into this Agreement, performing your obligations hereunder, and complying with all terms of this Agreement, and that you have no current or potential conflict of interest relating to your employment with the Company and performance of your duties hereunder.

3.

Start Date; Nature of Relationship. Subject to your acceptance of this offer and compliance with its provisions, your full-time employment with the Company will begin no later than May 24, 2021. Your employment will, at all times, remain “at will” employment. As such, either you or the Company may terminate your employment at any time for any reason or for no reason. No provision of this Agreement, and no actions by either you or Tomorrow.io shall be construed to create a promise of employment for any specific period of time. To ensure a smooth transition, we ask that you provide the Company with 30 days’ prior notice of voluntary termination.

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4.

Your first 90 days of employment will be a probationary period. The Company will assess your performance during the period and, if you are still employed with the Company at the end of the period, the Company anticipates discussing your performance with you at that time. Note that your employment is at-will at all times, meaning that this probationary period is not a guarantee of employment for any length of time.

5.

Compensation. Your compensation shall be as set forth in Exhibit A attached hereto, and shall be payable in accordance with the Company’s regular payroll practices in effect from time to time (currently twice a month). The Company shall make any withholdings and/or which may be required by law or which you may authorize from time to time. The Company reserves the right to review the compensation and to adjust it from time to time in its sole discretion. This review is typically done annually, but may be done more or less frequently.

6.

Benefits. During your employment, you will be eligible to participate in the employee benefit plans made generally available by the Company from time to time to its similarly-situated employees, subject to plan terms and generally applicable Company policies. These benefits may be modified or changed from time to time in the sole discretion of the Company, and the provisions of such benefits to you in no way changes or impacts your status as an at-will employee.

7.

Unlimited PTO: The Company has adopted a policy where it does not limit the number of days you can take off in any given year. As such, you are entitled to take as much paid time off as you deem necessary subject to the Company’s PTO policy in effect from time to time (which may be modified by the Company at any time in its sole and absolute discretion). The unlimited PTO shall include any and all of your personal days, vacation days and sick days and may be utilized by you so long as it does not negatively impact (i) the Company, (ii) your job performance or (iii) the responsibilities of your coworkers. While the Company offers its employees such a benefit, it is expected that you will not abuse this policy. You agree to provide the Company with sufficient notice of an absence, and in any event consistent with the Company’s policy. It is important to note that under this policy, you will not be deemed to accrue any vacation/PTO days and you shall have no rights of any kind, in or to, any accrued but unused vacation/PTO days in connection with your termination from the Company for any reason. As is typical with vacation/PTO, the Company may in its discretion deny a request for vacation, grant a more limited amount of vacation then requested or require you to provide additional information related to a PTO request, subject to applicable law.

8.

Effect of Termination. If you shall cease to be an employee of the Company, for any reason, you shall act as follows: (i) deliver and/or return to the Company all property of the Company in your possession or control, including, without limitation, cellular telephones, other telecommunications material, keys, modems, computers, identification badges or other equipment, company documents, CDs, letters, notes, reports, business cards and other papers in your possession and relating to your tenure with the Company; (ii) delete any information relating to the Company from your personal computer, phone and other devices; and (iii) provide reasonable assistance to the Company to ensure an orderly transition, including the handing over to the persons designated by the Company, any documents and all other matters that you dealt with.

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9.	Severance and Release.

9.1	Without limiting or derogating from the foregoing,

(a)

if your employment is terminated by the Company without Cause (as defined herein), then the Company will offer you “Severance Benefits” equal to six (6) months’ base salary and other benefits otherwise accruing during such period, paid on the first Company payroll date applicable to your position after the Release has become effective and irrevocable. All severance benefits are conditioned on your signing a full release of any and all claims against the Company in a release form acceptable to the Company (within the period specified in it by the Company, but in no event later than 60 days after the date of termination—the “Release”) and your not revoking such release pursuant to any revocation rights afforded by applicable law (the “Release Requirement”).

(b)

Notwithstanding the immediately preceding provision, if within the twelve (12) months following a Change in Control Transaction (as defined in the Company’s 2016 Stock Incentive Plan (as amended, the “Plan”), your employment is terminated by the Company without Cause or you terminate your employment for Good Reason (as defined below), and in either case subject to the Release Requirement, then any unvested Options or other then-existing equity component of your compensation, in either case to the extent that such Options or other equity is subject to time-based vesting, shall vest effective as of the date the Release becomes effective and irrevocable, notwithstanding anything to the contrary in any applicable equity agreement or plan. To avoid doubt, to the extent this subsection (b) applies, it shall apply in lieu of (and not in addition to) the immediately preceding subsection (a)).

9.2	For purposes of this Section 9,

(a)

the term “Cause” shall mean (a) any material breach by you of this Agreement or any other agreement to which you and the Company are both parties, (b) any act (other than retirement) or omission to act by you which may have a material and adverse effect on the Company’s business or on your ability to perform services for the Company, including, without limitation, the commission of any crime (other than minor traffic violations), or (c) any material misconduct or material neglect of your duties in connection with the business or affairs of the Company. Without limiting the Company’s grounds for termination for Cause in any other circumstance, your employment shall be deemed to have been terminated for Cause if the Company determines within thirty (30) days after the termination of employment (whether such termination was voluntary or involuntary) that termination for Cause was warranted; and

(b)

the term “Good Reason” shall mean the occurrence of either of the following conditions with your prior consent (a) a material change in your title duties or responsibilities or (b) a relocation of your principal place of employment to a facility that results in a commute more than 50 miles from the geographic location at which you provide services to the Company, so long as (in either case, (a) or (b)) you provide at least 90 days’ notice to the Company following the initial occurrence of such event, and the Company fails to cure such event within 30 days thereafter.

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10.

Employee NDA. Attached hereto as Exhibit B is a copy of Tomorrow.io Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement (the “Employee Undertaking”). This offer is conditioned on your signing the Employee Undertaking and your continuing willingness thereafter to abide by its terms. You are required to sign the Employee Undertaking when you countersign this Agreement. For the sake of clarity, the terms and obligations as set forth in the Employee Undertaking are incorporated herein by reference and such terms and obligations shall survive (i) termination of your employment, regardless of whether such termination is with, or without, cause; and (ii) any change in the terms of your employment.

11.

Proof of Right to Work. The Immigration Reform and Control Act require employers to verify the employment eligibility and identity of new employees. Prior to commencing employment with the Company, you shall provide the Company with Form I-9 accurately completed to evidence your eligibility for employment. Please bring the appropriate documents listed in the Form I-9 with you on the commencement date of your employment. The Company will not be able to employ you if you failed to comply with that requirement. The Company reserves the right to perform standard background checks on all employees consistent with applicable laws.

12.

Release. In consideration for this offer of at-will employment and the compensation and benefits for which you are eligible pursuant to this offer, you hereby waive any claims, damages or liability that, as of the date you sign this letter, you have or ever had against the Company and all Company employees and agents, including without limitation claims under the Massachusetts Wage Act.

13.

Miscellaneous. This Agreement, and Exhibits attached hereto, contain the entire understanding between you and the Company with regard to the subject matter contained herein, and supersedes all prior agreements, understandings, intents, promises or statements, whether oral or written, between you and the Company or any related party regarding the offered terms of employment. The terms of your employment shall be governed by the laws of the Commonwealth of Massachusetts. Any controversy or claim arising out of, or relating to, this Agreement or breach hereof shall be brought before courts having jurisdiction thereof. You acknowledge that the services you will render hereunder are unique and personal. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. Should any provision of this Agreement or any portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in full force and effect. Failure of either you or the Company to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way affect the validity of this

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Agreement or any part hereof or the right of either you or the Company to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall be binding when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

If the terms of this offer are acceptable to you, please sign this Agreement and the enclosed NDA, and return them to the Company by April 26, 2021. In accepting this offer, you give Tomorrow.io assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth in expressly in this Agreement.

We are excited to offer you the opportunity to join Tomorrow.io, and we look forward to having you as a member of our team. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

The Tomorrow Companies Inc

By:	/s/ Shimon Elkabetz
Name: Shimon Elkabetz
Title: CEO

Accepted and agreed:

Stephen Gregorio
Print Name

/s/ Stephen Gregorio
Signature

4/21/2021
Date:

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EXHIBIT A

Compensation

•	Base Salary: $325,000 per year, subject to adjustment by the Company (the “Salary Compensation”).

•	Annual Discretionary Bonus: $160,000 (provided that such bonus shall be guaranteed on a pro-rata basis for the period of actual employment during 2021)

•

Stock Options: Subject to approval by the Company’s Board of Directors, and pursuant to the terms and conditions of: (i) the Company’s Stock Incentive Plan, (ii) the Notice of Stock Option Grant, and (iii) Stock Option Agreement (all subject to the approval of the Board of Directors) (collectively, the “Equity Documents”), the Company will grant to you an option to purchase 830,000 shares of the Company’s Common Stock, which currently have a $0.0001 par value per share (the “Option”). The Option shall be subject to the Company’s standard four-year vesting, such that 25% of the shares subject to the Option will vest and become vested shares on the first anniversary of the date of grant, and thereafter the shares shall continue to vest in 12 equal quarterly installments over the three-year period commencing on the first anniversary of the date of grant. Vesting shall cease immediately upon termination of employment for any reason. In the event of any conflict between this letter and the Equity Documents, the Equity Documents shall control.

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